Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

BABYLON HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of filing fee
Fees to Be Paid	$4,221,910.77	(1)	$92.70 per $1,000,000	$391.38
Fees Previously Paid
Total Transaction Value				$4,221,910.77
Total Fees Due for Filing				$391.38
Total Fees Previously Paid
Total Fee Offsets				--
Net Fee Due				$391.38

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Babylon Holdings Limited (the “Company”) is offering holders of a total of 14,558,313 public and private placement warrants to purchase shares of the Company’s Class A ordinary shares, par value $0.0000422573245084686 per share (“Class A ordinary shares”), outstanding as of May 20, 2022 the opportunity to exchange such warrants and receive 0.295 Class A ordinary shares in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on the New York Stock Exchange (the “NYSE”) on May 18, 2022, which was $0.29 per warrant.